UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2026

Uranium Royalty Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-40359	42-3490185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

141 Union Blvd, Suite #310, Lakewood, CO 80228

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (604) 630-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, $0.001 par value per share	UROY	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 7, 2026, the Board of Directors (the “Board”) of Uranium Royalty Corp. (the “Company”) increased the size of the Board from six directors to eight directors, and appointed each of Peter Martin Rozenauers and Kevin McQuilkin as directors of the Company, effective immediately, to fill the vacancies created by the increase in the number of directors. Messrs. Rozenauers and McQuilkin will serve until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier the death, resignation, retirement, removal or disqualification. Neither Mr. Rozenauers nor Mr. McQuilkin has been appointed to any Board committees as of the date hereof.

Messrs. Rozenauers and McQuilkin were each designated for nomination to the Board by the Orion Sellers (as defined below) pursuant to the Investors Rights Agreement, dated July 27, 2026 (the “Investors Rights Agreement”), by and among the Company, Orion Resource Partners (USA) LP (“Orion”), certain affiliated funds of Orion (collectively with Orion, the “Orion Sellers”), HRG Metals LP, Ontario Teachers’ Pension Plan Board and the other parties thereto. The Investors Rights Agreement provides the Orion Sellers with certain rights to designate nominees for election to the Board, subject to the terms and limitations set forth therein. A description of the Investors Rights Agreement is included in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2026.

Mr. Rozenauers, age 62, is an investment and mining finance professional with over 35 years of experience in the natural resources and finance industry. Since June 2026, he has served as a non-executive Investment Committee member for the Orion Mine Finance investment platform / fund family (“OMF”) and for the Orion Industrial Ventures venture-capital investment platform / fund family (“OIV”) of Orion Resource Partners (Aus) Pty Limited, the Australian affiliate of Orion. He previously served as Managing Partner and Portfolio Manager with Orion Resource Partners (Aus) Pty Limited from September 2013 to July 2026 and, prior to that, as a Senior Investment Manager for Red Kite Group’s mine finance business. Mr. Rozenauers holds a Bachelor of Mining Engineering (Hons I) from the University of New South Wales and a Master of Applied Finance from the University of Technology Sydney.

Mr. McQuilkin, age 65, is an Executive in Residence and Adjunct Professor of Finance at the Gonzaga University School of Business, a position he has held since 2021, with more than 35 years of experience in investment banking, including in the energy, metals and mining, and chemicals industries. Prior to joining Gonzaga University, Mr. McQuilkin served as Head of Industrials Mergers and Acquisitions at Wells Fargo Securities (June 2011 to April 2021) and, before that, in senior mergers and acquisitions and metals and mining investment banking roles at Deutsche Bank Securities and J.P. Morgan. Mr. McQuilkin graduated with honors from Gonzaga University and received a Master’s in Management from Northwestern University’s J.L. Kellogg Graduate School of Management.

Each of Messrs. Rozenauers and McQuilkin will be eligible to receive directors’ compensation under the Company’s standard compensation arrangements for non-employee directors, including annual equity awards granted under the Uranium Royalty Corp. 2026 Long-Term Incentive Plan. In connection with their appointment, the Company entered into its standard form of indemnification agreement with each of Messrs. Rozenauers and McQuilkin, in substantially the form of the Company’s standard form of indemnification agreement for directors.

The Orion Sellers beneficially own more than 40% of the outstanding shares of common stock of the Company, and Mr. Rozenauers currently serves as a non-executive Investment Committee member of OMF and OIV. Mr. Rozenauers previously held various senior positions with Orion Resource Partners (Aus) Pty Limited, including as Managing Partner and as a director, through June 2026.

Item 7.01.	Regulation FD Disclosure.

On August 7, 2026, the Company issued a press release announcing certain matters disclosed in this Current Report on Form 8-K, which is attached as Exhibit 99.1 hereto and is incorporated herein solely for purposes of this Item 7.01 disclosure.

The information in this Item 7.01 of Form 8-K, including Exhibit 99.1, is deemed to have been furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities under that section and is not incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1*	Press Release of Uranium Royalty Corp., dated August 7, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Uranium Royalty Corp.

Date: August 7, 2026	By:	/s/ Scott Melbye
Scott Melbye
Chief Executive Officer